UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.             )

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TRX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2009 ANNUAL MEETING

AND

PROXY STATEMENT

April 24, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of TRX, Inc., a Georgia corporation (“TRX”), to be held at the offices of McKenna Long & Aldridge LLP, located at 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308, on Wednesday, May 27, 2009, at 12:00 p.m., Eastern Time.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Our directors, officers, and representatives of our independent registered public accounting firm will be available to respond to appropriate questions from shareholders.

Please mark, date, sign, and return your proxy card in the enclosed envelope by following the instructions on the proxy card at your earliest convenience. This will ensure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

TRIP DAVIS

Co-Founder and Chairman of the Board

TRX, Inc.

2970 Clairmont Road NE, Suite 300

Atlanta, Georgia 30329

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 27, 2009

NOTICE HEREBY IS GIVEN that the 2009 Annual Meeting of Shareholders of TRX, Inc., a Georgia corporation (“TRX”), will be held at the offices of McKenna Long & Aldridge LLP, located at 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308, on Wednesday, May 27, 2009, at 12:00 p.m., Eastern Time, to consider and act upon the following:

1. To elect six directors to serve until the 2010 Annual Meeting of Shareholders; and

2. To transact such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting.

Information relating to the above matters is set forth in the attached Proxy Statement. Shareholders of record at the close of business on April 8, 2009 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors.

TRIP DAVIS

Co-Founder and Chairman of the Board

Atlanta, Georgia

April 24, 2009

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on May 27, 2009:

This Notice, the Proxy Statement, and our Annual Report on Form 10-K for the year ended December 31, 2008 are available at http://www.trx.com/wps/wcm/connect/Public/Company/Investors/ProxyPage/.

PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE–PAID ENVELOPE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

TRX, Inc.

2970 Clairmont Road NE, Suite 300

Atlanta, Georgia 30329

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 27, 2009

We are furnishing this Proxy Statement to the shareholders of TRX, Inc. in connection with the solicitation of proxies by the Board of Directors of TRX to be voted at our 2009 Annual Meeting of Shareholders to be held at the offices of McKenna Long & Aldridge LLP, located at 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308, on Wednesday, May 27, 2009, at 12:00 p.m., Eastern Time, and at any adjournments or postponements of the meeting.

When used in this Proxy Statement, the terms “we,” “us,” “our” and “TRX” refer to TRX, Inc.

The approximate date on which we are first sending this Proxy Statement and form of proxy card to shareholders is April 24, 2009.

This Proxy Statement, the Notice of Annual Meeting and directions, and our Annual Report on Form 10-K for the year ended December 31, 2008 are available at http://www.trx.com/wps/wcm/connect/Public/Company/Investors/ProxyPage/.

VOTING

General

The securities that can be voted at the Annual Meeting consist of common stock of TRX, $.01 par value per share, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the Annual Meeting is April 8, 2009. On the record date, 18,406,996 shares of common stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. We will determine whether a quorum exists at the Annual Meeting by counting the votes cast for the proposal receiving the greatest number of all votes “for” or “against” and abstentions, including instructions to withhold authority to vote.

In voting on the proposal to elect six directors, shareholders may vote in favor of the nominees, withhold their votes as to all of the nominees or withhold their votes as to specific nominees. The vote required to approve this proposal is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Georgia law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of the directors.

Aside from the matters described in this Proxy Statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect to that matter in accordance with the judgment of the persons named as proxies on the accompanying proxy card.

Under the rules of the national stock exchanges that govern most domestic stock brokerage firms, firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals that are considered “discretionary” proposals under the rules of the exchanges. These votes are considered as votes cast in determining the outcome of any discretionary proposal. We believe that the proposal to elect directors is discretionary. Brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. Although these “broker non-votes” will be considered in determining whether a quorum exists at the Annual Meeting, they will not be considered as votes cast in determining the outcome of any proposal.

As of April 8, 2009, the record date for the Annual Meeting, our directors and executive officers, together with shareholder BCD Technology, S.A., beneficially owned or controlled approximately 10,846,103 shares of our common stock, constituting approximately 58.9% of the outstanding common stock. We believe that these holders will vote all of their shares of common stock in favor of the election of the six director nominees.

Proxies

Shareholders should specify their choices with regard to the election of directors on the enclosed proxy card. All properly executed proxy cards delivered by shareholders to us in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the specifications noted on the proxy cards. In the absence of such specifications, the shares represented by a signed and dated proxy card will be voted “FOR” the election of all the director nominees. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon these matters according to their judgment.

Any shareholder delivering a proxy has the power to revoke it at any time before it is voted by: (i) giving written notice to the Secretary of TRX, at 2970 Clairmont Road NE, Suite 300, Atlanta, GA 30329; (ii) executing and delivering to the Secretary a proxy card bearing a later date; or (iii) voting in person at the Annual Meeting. However, under the rules of the national stock exchanges, any beneficial owner of TRX’s common stock whose shares are held in street name by a brokerage firm that is a member of those organizations may revoke his or her proxy and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the exchanges, as utilized by the beneficial owner’s brokerage firm.

In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers, and employees in person and by telephone or facsimile. We may also request that brokerage firms, nominees, custodians, and fiduciaries forward proxy materials to the beneficial owners of shares held of record by them. TRX will bear all expenses incurred in connection with the solicitation of proxies.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

The Board of Directors currently consists of six members. Upon the recommendation of the independent directors (as described under “Board Committees” below), the Board has nominated Mark R. Bell, William A. Clement, Jr., John F. Davis, III, Norwood H. (“Trip”) Davis, III, Johan G. (“Joop”) Drechsel, and John A. Fentener van Vlissingen for re-election as directors at the 2009 Annual Meeting. Each of the nominees is currently a director of TRX.

If re-elected as a director at the Annual Meeting, each of the nominees would serve a one-year term expiring at the 2010 Annual Meeting of Shareholders and until his successor has been duly elected and qualified. Biographical information regarding each of the six nominees is set forth below. No family relationships exist among any of our directors or executive officers.

Each of the nominees has consented to serve another term as a director if re-elected. If any nominee should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the proposal to re-elect Mark R. Bell, William A. Clement, Jr., John F. Davis, III, Norwood H. (“Trip”) Davis, III, Johan G. (“Joop”) Drechsel, and John A. Fentener van Vlissingen as directors for a one-year term expiring at the 2010 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of April 1, 2009:

Name	Age	Position
Norwood H. (“Trip”) Davis, III	41	Co-Founder and Chairman of the Board
H. Shane Hammond	45	President and Chief Executive Officer
David D. Cathcart	37	Chief Financial Officer, Treasurer, and Secretary
Mark R. Bell (1)(2)	64	Director
William A. Clement, Jr. (1)(2)	66	Director
John F. Davis, III (1)(2)	56	Director
Johan G. (“Joop”) Drechsel (2)	54	Director
John A. Fentener van Vlissingen	70	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation, Corporate Governance, and Nominating Committee.

Norwood H. (“Trip”) Davis, III has served as our Co-Founder and Chairman of the Board of Directors since December 2008 and as a director since January 2000. Previously, Mr. Davis served as our President and Chief Executive Officer from December 1999 to December 2008. From February 1998 until November 1999, Mr. Davis was the Senior Vice President and General Manager of the Travel Industry Practice Group at iXL, Inc., and was the CEO and co-founder of Green Room Productions, LLC, a San Francisco-based leader in Web development and technology integration for the travel industry, from July 1995 until it was acquired by iXL, Inc. in February 1998. Prior to founding Green Room, Mr. Davis worked for Landmark Communications in new ventures. Mr. Davis earned a BA from Dartmouth College and an MBA from the Darden School at the University of Virginia.

H. Shane Hammond joined TRX in October 2002 to manage a key client relationship, was promoted to Vice President, Client Services in December 2003, and later promoted to Executive Vice President, Sales & Client Services – North America in April 2005. Mr. Hammond’s title was changed to Executive Vice President of TRX and President, RESX Technologies in January 2007. As the Executive Vice President and President, RESX Technologies, Mr. Hammond had primary responsibility for the RESX Technologies business. In December 2008, Mr. Hammond was promoted to President and Chief Executive Officer. Immediately prior to joining TRX, Mr. Hammond spent nine years with Carlson Wagonlit XTS, serving as President and Partner for the last six of those years managing all operational, marketing, and personnel activities with an emphasis on new business development and strategic planning. Mr. Hammond earned his BBA and MBA from Texas Tech University.

David D. Cathcart joined TRX in September 2004 as Vice President, Finance and Controller. He was promoted to Chief Financial Officer and Treasurer in November 2006 and has served as our Secretary since March 2007. Prior to joining TRX, Mr. Cathcart served as a division controller for General Electric from September 2003 to September 2004. Mr. Cathcart earned a BS from the University of Notre Dame and an MBA from the University of Central Florida and is a Certified Public Accountant.

Mark R. Bell joined the Board of Directors of TRX in November 2007. Mr. Bell retired from PricewaterhouseCoopers, LLP in 2005 where he served as Senior Partner. Prior to joining PricewaterhouseCoopers, LLP in 2002, Mr. Bell led the Southeastern Utility and Telecommunications practice at Arthur Andersen LLP. Mr. Bell has over 36 years of experience in the energy, utility and telecom industries. Mr. Bell earned a BS in Accounting from St. Louis University and is a Certified Public Accountant.

William A. Clement, Jr. joined the Board of Directors of TRX in May 2008. Mr. Clement has served as the President & CEO of Atlanta Life Financial Group, Inc., a privately-held financial services company, since May 2008. Prior to joining Atlanta Life Financial Group, Inc., Mr. Clement served as the CEO of DOBBS, RAM & Company, a systems integration company, for approximately 20 years. Appointed by President Carter, Mr. Clement served as the Associate Administrator of the U.S. Small Business Administration in Washington, D.C. during the Carter Administration. Mr. Clement is a member of the Board of Directors of Radiant Systems, Inc. and the Chairman of the Board of Directors of DOBBS, RAM & Company. Mr. Clement received his BA from Morehouse College and his MBA from the Wharton Business School at the University of Pennsylvania.

John F. Davis, III has served as a director since January 2000. Mr. Davis has served as CEO of BirchStreet Systems since November 2008. He served as Chairman and Chief Executive Officer of Dallas-based Pegasus Solutions, Inc. from 1989 to 2008. In 1982, Mr. Davis co-founded the toll-free floral company, 800-FLOWERS. In 1986, Mr. Davis founded a telemarketing company, ATC Communications. Mr. Davis is on the Board of Directors of Pegasus Solutions and is on the Board of Trustees of Texas Christian University in Fort Worth, Texas. Mr. Davis holds a BBA from Texas Christian University.

Johan G. (“Joop”) Drechsel has served as a director since October 2002. He joined BCD Holdings N.V. (“BCD Holdings”) in 2001, and has served as its Chief Executive Officer since 2003. Since September 2007, Mr. Drechsel has also served as the Chief Executive Officer of BCD Travel B.V., parent company of BCD Travel USA LLC, formerly known as WorldTravel Partners I, LLC (“BCD Travel”). Prior to joining BCD Holdings in 2001, Mr. Drechsel served for three years as a member of the KPN (Royal Dutch Telecom) executive board, responsible for mobile telephony, Internet, strategy, mergers and acquisitions and corporate client relations. He began his international business career with Royal Dutch/Shell, working for 15 years in various management positions. Mr. Drechsel is on the Board of Directors of Versatel N.V. and Eneco Holding N.V. Mr. Drechsel was born in the Netherlands, studied Economics in Rotterdam and furthered his education at Michigan State University.

John A. Fentener van Vlissingen has served as a director from January 2000 to October 2002 and since April 2005. He founded BCD Holdings, which focuses on the travel industry and niche markets in financial services, in 1975 and served as its Chief Executive Officer until 2003. He is Chairman of the Supervisory Board of Directors

of BCD Holdings. He is Vice-Chairman of the Supervisory Board of Directors of SHV Holdings, the largest privately owned company in the Netherlands, and is a co-founder and Advisory Board Member of Noro-Moseley Partners, a U.S. venture capital firm headquartered in Atlanta. Mr. van Vlissingen also serves on numerous other boards of directors internationally. Prior to founding BCD Holdings, he was a partner with Pierson, Heldring & Pierson, a private banking firm headquartered in the Netherlands.

CORPORATE GOVERNANCE

Director Independence

We are a “controlled company” for purposes of Rule 5615(c) of the NASDAQ Stock Market (“Nasdaq”) listing standards by virtue of the fact that BCD Technology, S.A., our majority shareholder, continues to hold of record 50.8% of the voting power of our common stock. On August 31, 2006, our Board of Directors deemed it advisable and in our best interests to elect to take advantage of the “controlled company” exemption as permitted under the Nasdaq listing standards. As a “controlled company,” we are exempt from the provisions of the Nasdaq listing standards that require us to have a board of directors comprised of a majority of independent directors (we currently have an equal number of independent directors and non-independent directors) and to maintain compensation and nominating committees comprised solely of independent directors. The Board of Directors has determined, however, that Messrs. Bell, Clement, and J. Davis are independent as defined by Nasdaq listing standards.

Mr. Drechsel is not independent as defined by Nasdaq listing standards and serves on our Compensation, Corporate Governance, and Nominating Committee. The Board of Directors believes that in light of our current status as a “controlled company” and our adoption of the Policy Regarding Qualification and Nomination of Director Candidates, as discussed below, we have in place adequate processes to identify, evaluate, select, and nominate qualified director candidates. If we cease to be a “controlled company” under the Nasdaq listing standards, we will come into full compliance with all of the requirements thereof within the applicable transition periods provided for by the Nasdaq listing standards.

Board Meetings and Committee Meetings; Annual Meeting Attendance

During the year ended December 31, 2008, the Board of Directors held seven meetings. The Board has established two committees: an Audit Committee and a Compensation, Corporate Governance, and Nominating Committee. During the year ended December 31, 2008, the Audit Committee held five meetings, and the Compensation, Corporate Governance, and Nominating Committee held four meetings. Each director attended at least 75% of the aggregate meetings of the Board of Directors and any committee on which he served.

All members of the Board of Directors are encouraged, but not required, to attend the Annual Meeting. One director attended our 2008 Annual Meeting of Shareholders held on June 24, 2008.

Board Committees

Audit Committee

The Audit Committee, which consists of Messrs. Bell (Chairman), Clement, and J. Davis, is responsible for reviewing the financial reports we provide to the Securities and Exchange Commission (the “SEC”), reviewing our internal financial and accounting controls, discussing the adequacy of our internal controls and procedures with management and the auditors, and appointing and overseeing the performance and results and costs of the audits and other services provided by our independent registered public accounting firm. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Messrs. Bell, Clement, and J. Davis are independent directors as defined by Nasdaq listing standards and SEC regulations. The Board of Directors has determined that Messrs. Bell and Clement are “audit committee financial experts.” A copy of the Audit Committee charter is available on our website at www.trx.com.

Compensation, Corporate Governance, and Nominating Committee

The Compensation, Corporate Governance, and Nominating Committee, which consists of Messrs. J. Davis (Chairman), Bell, Clement, and Drechsel, establishes our overall employee compensation policies and recommends to the Board of Directors major compensation programs, reviews and approves the compensation and benefits for our executive officers and directors, administers our employee benefit, pension and equity incentive programs, recommends to our Board qualified candidates for election to the Board of Directors, evaluates and reviews the performance of existing directors, makes recommendations to the Board of Directors regarding governance matters and develops and recommends to our Board of Directors governance and nominating guidelines and principles. Messrs. Bell, Clement, and J. Davis are independent under the Nasdaq listing standards. The Board of Directors has determined that the service of Mr. Drechsel, who is Chief Executive Officer of BCD Holdings N.V., an indirect parent of BCD Technology, S.A. (our majority shareholder) and BCD Travel B.V., parent company of BCD Travel USA LLC (formerly known as WorldTravel Partners I, LLC), on the Compensation, Corporate Governance, and Nominating Committee is required by the best interests of TRX and its shareholders, given his experience and knowledge of TRX. A copy of the Compensation, Corporate Governance, and Nominating Committee charter and our corporate governance guidelines are available on our website at www.trx.com.

Compensation Committee Process

Under its current charter, our Compensation, Corporate Governance, and Nominating Committee has responsibility to make recommendations to the Board of Directors for the compensation of our Chief Executive Officer, and the Board of Directors has final review and authority with regard to the compensation of our Chief Executive Officer. With regard to the other executive officers, the Committee has responsibility to review and approve base salaries, to establish goals and objectives relevant to the compensation of the executive officers, to evaluate their performance in light of those goals and objectives, and to make compensation determinations for executive officers based on its evaluation. The Committee also has responsibility to make recommendations to the Board regarding compensation paid to our nonemployee directors. In addition, the Committee is charged with advising the Board of Directors on compensation trends for executives and directors. The charter provides that the Committee will meet at least two times each year, but the Committee actually meets as frequently as needed.

Because Internal Revenue Code Section 162(m) and SEC Rule 16b-3 require that certain compensation decisions and actions be made by a committee consisting solely of independent members of the Board of Directors, and each of those requirements provide for different definitions of independence, the Committee has appointed a subcommittee of Messrs. Bell, Clement, and J. Davis, each of whom meets both of those definitions of independence, to make the appropriate compensation decisions and take the actions necessary to preserve certain tax deductions for TRX and securities exemptions for our executive officers and directors. To that end, Messrs. Bell, Clement, and J. Davis are also appointed as the Omnibus Plan Committee to make grants under the TRX, Inc. Omnibus Incentive Plan.

From time to time, the Committee engages an independent compensation consulting firm for assistance in evaluating the total compensation package offered to TRX executives against those of companies of comparable size and complexity, and, particularly, companies within our industry. The Committee did not engage a consulting firm for this purpose in 2008. In addition, the Committee often seeks input and recommendations from the Co-Founder and Chairman regarding compensation for other executive officers.

Consideration of Director Nominees

The Board of Directors has adopted and the Compensation, Corporate Governance, and Nominating Committee has ratified the Policy Regarding Qualification and Nomination of Director Candidates, which establishes the specific minimum qualifications that must be met for recommendation for a position on the Board of Directors. Qualified candidates for director are those who, in the judgment of the Compensation, Corporate Governance, and Nominating Committee, possess all of the personal attributes and a sufficient mix of the experience attributes described below to assure effective service on the Board of Directors. Personal attributes of a director candidate considered by the Compensation, Corporate Governance, and Nominating Committee include: leadership, ethical nature, contributing nature, independence, interpersonal skills, and effectiveness. Experience attributes of a director candidate considered by the Compensation, Corporate Governance, and Nominating Committee include: financial acumen, general business experience, industry knowledge, diversity of viewpoints, and special business experience and expertise.

The Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee periodically assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected. In the event that vacancies are anticipated or otherwise arise, the Committee seeks to identify director candidates based on input provided by a number of sources, including (i) committee members, (ii) our other directors, (iii) our management, and (iv) our shareholders. The Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.

Once director candidates have been identified, the Committee will then evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Committee deems necessary or appropriate, including those set forth above. If qualified, the Committee will seek full Board of Directors approval of the nomination of the candidate or the election of such candidate to fill a vacancy on the Board of Directors.

Any candidates submitted by shareholders would be evaluated in the same manner as candidates recommended from other sources, provided that the procedures set forth below have been followed.

To recommend a nominee, a shareholder must submit the following information to the Committee:

•	the nominee’s name, age, business address and residence address;

•	the nominee’s principal occupation or employment;

•	the shareholder’s name and address;

•	the number of shares of our common stock beneficially owned by the shareholder;

•	the date that the shareholder acquired such shares;

•	documentary support for the shareholder’s claim of beneficial ownership of such shares; and

•	any other information that would be required to be disclosed in the proxy statement pursuant to Regulation 14A under the Exchange Act.

This information must be received by our Secretary at our principal executive offices no less than 90 calendar days prior to the first anniversary of the date that our proxy statement was released to our shareholders in connection with the preceding year’s Annual Meeting of Shareholders. For the proxy materials relating to the 2010 Annual Meeting, this date would be January 24, 2010. All notices should be sent to: Secretary, TRX, Inc., 2970 Clairmont Road NE, Suite 300, Atlanta, Georgia 30329. The Compensation, Corporate Governance, and Nominating Committee may request other information from the nominee or shareholder to evaluate the nominee or comply with Regulation 14A or other applicable rules and regulations, including Nasdaq requirements, which information must be provided within the timeframe provided by the Committee for the nominee to be considered.

Shareholder Communication with the Board of Directors

Shareholders may communicate with the Board by writing to the attention of the Board of Directors c/o Secretary, TRX, Inc., 2970 Clairmont Road NE, Suite 300, Atlanta, Georgia 30329.

Code of Ethics

We have adopted a “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act that applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer and principal accounting officer. A current copy of our Code of Business Conduct and Ethics is available on our website at www.trx.com under the links “Investors—Corporate Governance.” We intend to disclose any amendments to the Code of Business Conduct and Ethics, as well as any waivers for executive officers or directors, on our website at www.trx.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information provided to us by each of the following as of March 31, 2009 (unless otherwise indicated) regarding their beneficial ownership of our common stock:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	our Chief Executive Officer and each of the other individuals named in the Summary Compensation Table in this proxy statement;

•	each of our directors;

•	each of our directors that served in such capacity during 2008, but no longer served in that capacity at the end of the fiscal year; and

•	all of our directors and executive officers as of March 31, 2009 as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite each person’s or entity’s name.

Shares of common stock subject to options currently exercisable or exercisable within 60 days after March 31, 2009 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o TRX, Inc., 2970 Clairmont Road NE, Suite 300, Atlanta, Georgia 30329.

	Common Stock Beneficially Owned
Beneficial Owner	Number of Shares		Percent of Class
BCD Technology, S.A. 65 Boulevard Grande- Duchesse Charlotte L1331 Luxembourg	9,356,212	(1)	50.8%
S Squared Technology, LLC 515 Madison Avenue New York, NY 10022	2,173,700	(2)	11.8%
Kevin C. Howe 501 Park Lake Drive McKinney, TX 75070	1,224,105	(3)	6.7%
Norwood H. (“Trip”) Davis, III	1,533,787	(4)	8.1%
H. Shane Hammond	129,107	(5)	*
David D. Cathcart	120,367	(6)	*
Kevin G. Austin	585,796	(7)	3.2%
Victor P. Pynn	63,943	(8)	*
Mark R. Bell	6,250	(9)	*
William A. Clement, Jr.	6,250	(9)	*
John F. Davis, III	18,750	(10)	*
Johan G. (“Joop”) Drechsel	9,386,212	(11)	50.9%
John A. Fentener van Vlissingen	9,374,962	(12)	50.9%
Harry A. Feuerstein	12,700	(13)	*
All executive officers and directors as a group (9 persons)	11,805,269	(14)	60.9%

*	Less than one percent (1%) of outstanding shares.

(1)	BCD Technology, S.A. is an indirect wholly-owned subsidiary of BCD Holdings N.V., a Dutch transportation and financial services company, and the beneficial owner of 9,356,212 shares of common stock, which includes 53,913 shares held by BCD Travel USA LLC (formerly known as WorldTravel Partners I, LLC), an indirect wholly-owned subsidiary of BCD Holdings N.V.
(2)	The amount shown and the following information is derived from Amendment No. 1 to the Schedule 13G filed by S Squared Technology, LLC (“SST”), S Squared Technology Partners, L.P. (“SSTP”), Seymour L. Goldblatt (“Seymour”) and Kenneth A. Goldblatt (“Kenneth” and together with SST, SSTP, and Seymour collectively “S Squared”), on February 2, 2009, reporting beneficial ownership as of December 31, 2008. According to the Schedule 13G/A, S Squared is the beneficial owner of 2,173,700 shares of our outstanding common stock. S Squared holds sole voting power and dispositive power over the 2,173,700 shares. SST and SSTP are registered investment advisers.
(3)	The amount shown and the following information is derived from Amendment No. 1 to the Schedule 13G filed by Kevin C. Howe, reporting beneficial ownership as of December 31, 2008. Mr. Howe reported beneficial ownership of 1,224,105 shares and had sole voting and dispositive power as to such shares on behalf of Mercury Management, L.L.C. (“Mercury Management”), the general partner of Mercury Ventures II, Ltd. (“Mercury II”), which is general partner of Mercury Fund VII, Ltd. (“Mercury VII”), and Mercury Fund VIII, Ltd. (“Mercury VIII”). Included in the number of shares beneficially owned are 10,000 shares owned directly by Mr. Howe. Mercury VII reported beneficial ownership of 588,000 of the shares and had sole voting and dispositive power as to all of these shares; Mercury VIII reported beneficial ownership of 626,105 of the shares and sole voting and dispositive power as to all of these shares; Mercury II reported beneficial ownership of 1,214,105 of the shares and sole voting and dispositive power as to all of these shares (which number includes the shares owned by Mercury VII and Mercury VIII); and Mercury Management reported beneficial ownership of 1,214,105 of the shares and sole voting and dispositive power as to all of these shares (which number includes the shares owned by Mercury II).
(4)	Includes 232,462 shares held by Davis Family Holdings, LLC, 472,067 shares held by Davis Family Holdings II, LLC, 600,000 shares issuable upon the exercise of options, and 2,058 shares held under our Employee Stock Purchase Plan. Mr. Davis is the managing member of each of Davis Family Holdings, LLC and Davis Family Holdings II, LLC. Of the total shares held by Davis Family Holdings, LLC, 176,907 shares are pledged to Wachovia as security for a loan. All of the shares held by Davis Family Holdings II, LLC are pledged to Wachovia as security for a loan.
(5)	Includes 115,000 shares issuable upon the exercise of options and 10,407 shares held under our Employee Stock Purchase Plan.
(6)	Includes 97,500 shares issuable upon the exercise of options.
(7)	Includes 66,666 shares issuable upon the exercise of options.
(8)	Includes 10,525 shares held under our Employee Stock Purchase Plan. Effective November 12, 2008, Mr. Pynn no longer served as our Chief Operating Officer, and as of February 2, 2009, Mr. Pynn no longer was employed by TRX.
(9)	Includes 6,250 shares issuable upon the exercise of options.
(10)	Includes 18,750 shares issuable upon the exercise of options.
(11)	Includes 30,000 shares issuable upon the exercise of options and 9,356,212 shares held by BCD Technology, S.A., of which Mr. Drechsel exercises voting and dispositive control. Mr. Drechsel is the Chief Executive Officer of BCD Holdings N.V., the indirect parent of BCD Travel USA LLC (formerly known as WorldTravel Partners I, LLC) and BCD Technology, S.A. See footnote 1 above.
(12)	Includes 18,750 shares issuable upon the exercise of options and 9,356,212 shares held by BCD Technology, S.A., of which Mr. van Vlissingen exercises voting and dispositive control. Mr. van Vlissingen is the Chairman and founder of BCD Holdings N.V. (the indirect parent of BCD Technology, S.A. and BCD Travel USA LLC, formerly known as WorldTravel Partners I, LLC). See footnote 1 above.
(13)	Includes 12,500 shares issuable upon the exercise of options. Mr. Feuerstein served as a director until June 24, 2008.
(14)	Includes 959,166 shares issuable upon the exercise of options.

EXECUTIVE COMPENSATION

The following table summarizes the compensation earned during the years ended December 31, 2008 and 2007, by those individuals who served as our Chief Executive Officer during any part of 2008, our remaining executive officer whose total compensation exceeded $100,000 during 2008, and two additional individuals for whom disclosure would have otherwise been provided but for the fact they were no longer serving as executive officers at the end of 2008. The individuals listed in the table below are referred to as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)			Stock Awards ($)	Option Awards ($) (1)		Non-Equity Incentive Plan Compen- sation ($) (2)		Nonquali- fied Deferred Compensation Earnings ($)	All Other Compen- sation ($)			Total ($)
Norwood H. (“Trip”) Davis, III Co-Founder, Chairman of the Board, former President, Chief Executive Officer	2008 2007	$ $	402,515 405,170	$	— 202,585	(4)	— —	$ $	60,481 100,894	$	— 325,574	— —	$ $	454,392 533,774	(3)	$ $	917,388 1,567,997

H. Shane Hammond President, Chief Executive Officer (5)	2008		$250,576		—		—		$26,656		—	—		$12,000	(6)		$289,232

David D. Cathcart Chief Financial Officer	2008 2007		$275,000 275,000		— —		— —	$ $	47,058 61,346	$	— 114,053	— —		$13,040 19,790	(7)	$ $	335,098 470,189

Kevin G. Austin Executive Vice President, Product Architecture (5)(8)	2008		$250,000		—	(9)	—		$26,496		—	— —		$13,040	(10)		$289,536

Victor P. Pynn Former Chief Operating Officer	2008 2007	$ $	315,000 310,673	$	— 157,500	(12)	— —	$ $	27,219 35,277	$	— 129,087	— —	$ $	27,189 19,790	(11)	$ $	369,408 652,327

(1)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS 123(R)”), for awards made under our Omnibus Incentive Plan, which include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in Note 2 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
(2)	The amounts shown in this column represent cash incentive awards earned under our Executive Annual Incentive Plan, as discussed in more detail under “Executive Annual Incentive Plan” below.
(3)	The amount shown for Mr. Davis includes $240,000 for reimbursement of loan interest pursuant to the terms of his employment contract, a gross-up payment of $175,687 for tax liability for the loan interest, $12,000 for an automobile allowance, $3,194 for reimbursement of health insurance and dental expenses paid by Mr. Davis and related gross-up payment for tax liability for health insurance and dental expenses, $15,000 for reimbursement of life insurance premiums paid by Mr. Davis, and a gross-up payment of $8,511 for tax liability for life insurance premiums.
(4)	The amount shown in this column reflects a signing bonus paid in July 2007 in connection with employment contract amendments, as discussed in more detail under “Employment Contracts” below.
(5)	Since neither Mr. Hammond nor Mr. Austin were one of our named executive officers in 2007, summary compensation information for 2007 is not required pursuant to SEC disclosure rules.
(6)	The amount shown in this column for Mr. Hammond reflects $12,000 for an automobile allowance.
(7)	The amount shown in this column for Mr. Cathcart includes $1,040 for tickets to sports events and $12,000 for an automobile allowance.
(8)	Effective as of December 10, 2008, Mr. Austin was no longer deemed an executive officer of TRX, as defined under Rule 3b-7 under the Exchange Act, although he remains an employee and a member of senior management.

(9)	Pursuant to Mr. Austin’s employment contract, he is entitled to receive a guaranteed bonus of $50,000 in 2009 for the 2008 fiscal year. In light of current economic conditions, such amount has not yet been paid to Mr. Austin.
(10)	The amount shown in this column for Mr. Austin includes $1,040 for tickets to sports events and $12,000 for an automobile allowance.
(11)	The amount shown in this column for Mr. Pynn includes $1,040 for tickets to sports events, $14,149 related to reimbursement of travel-related expenses, and $12,000 for an automobile allowance.
(12)	Pursuant to the 2005 amendment of Mr. Pynn’s employment contract, he was entitled to receive a bonus of 50% of his salary if he remained employed with TRX through April 5, 2007.

Employment Contracts

Co-Founder and Chairman of the Board

Mr. Norwood H. (“Trip”) Davis, III, serves pursuant to the terms of an employment contract dated December 31, 2004, as amended on August 26, 2005, June 30, 2006, April 5, 2007, January 10, 2008, and December 10, 2008. The term of the contract extends until December 31, 2010.

In recognition of his service as President and Chief Executive Officer of TRX for the past eight years, the Board asked Mr. Davis to assume the role of TRX’s Co-Founder and Chairman of the Board, effective as of December 11, 2008. In this role, Mr. Davis is responsible for broad oversight and strategic planning for TRX, as well as mentoring the new President and Chief Executive Officer. Mr. Davis has agreed to devote at least 32 hours per week to his TRX duties. The December 10, 2008 amendment to Mr. Davis’ contract provides: (i) the change in Mr. Davis’ title and duties, (ii) a $60,000 annual base salary for the new position, (iii) that Mr. Davis will not be eligible for any discretionary bonuses or bonuses under the Executive Annual Incentive Plan for 2008 or any year thereafter, and (iv) a settlement amount for TRX’s obligations equal to base salary and automobile allowance as of December 10, 2008 through the remainder of the contract term, which amount is to be paid in installments through December 31, 2010. The amended employment contract also provides that Mr. Davis is entitled to receive four weeks of paid vacation per year, medical and other insurance benefits, and personal life insurance premium reimbursements of up to $15,000 annually. Mr. Davis’ employment contract provides that we will reimburse him for interest payments made by him under a promissory note dated December 30, 2003, as amended on May 9, 2005, in the face amount of $3,652,500 issued by Mr. Davis to Bank of America, N.A. This note was transferred to Wachovia Bank, N.A. in October 2005. In addition, the contract provides that we will provide tax gross-up payments for any income and employment taxes imputed to him for the reimbursement of the interest payments. Consistent with other actions taken by TRX, effective March 7, 2009, Mr. Davis has voluntarily reduced his current base salary by 4% to $57,600.

Mr. Davis’ employment contract as amended provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change of Control.”

President and Chief Executive Officer

Mr. H. Shane Hammond, our President and Chief Executive Officer, serves pursuant to the terms of an employment contract effective December 11, 2008. The term of the amended contract extends until December 11, 2011 and provides for an annual base salary of $325,000. Consistent with other actions taken by TRX, effective March 7, 2009, Mr. Hammond has voluntarily reduced his current base salary by 4% to $312,000. Mr. Hammond is eligible to be designated for participation in the TRX, Inc. Executive Annual Incentive Plan and is also eligible for a discretionary bonus of up to 100% of his base salary. The employment contract also provides that Mr. Hammond is entitled to receive thirty-three days of paid time off per calendar year, medical and other insurance benefits, an automobile allowance of $1,000 per month, and potential relocation benefits if, and when, the Board of Directors determines that relocation to Atlanta, Georgia is necessary for Mr. Hammond.

Mr. Hammond’s employment contract provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change of Control.”

Chief Financial Officer

Mr. David D. Cathcart, our Chief Financial Officer, Treasurer, and Secretary, serves pursuant to the terms of an employment contract dated July 1, 2005, as amended on November 15, 2006 and December 31, 2008. The term of the amended contract extends through July 1, 2010 and provides for an annual base salary of $275,000. Consistent with other actions taken by TRX, effective March 7, 2009, Mr. Cathcart has voluntarily reduced his current base salary by 4% to $264,000. The amended contract automatically renews for successive two-year terms, unless either party provides twelve months’ notice to the other party. Mr. Cathcart is eligible for a discretionary annual bonus of up to 50% of his base salary. The employment contract provides that Mr. Cathcart is entitled to receive four weeks of paid vacation per year, medical and other insurance benefits, and an automobile allowance in the amount of $1,000 per month.

Mr. Cathcart’s employment contract provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change of Control.”

Executive Vice President, Product Architecture

Mr. Kevin G. Austin, our Executive Vice President, Product Architecture, serves pursuant to an employment contract dated December 7, 2006, and effective upon the date of his hire upon the closing of our acquisition of the assets of Hi-Mark, LLC, which occurred on January 11, 2007. The contract was amended on December 31, 2008 and provides for an annual base salary of $250,000. Consistent with other actions taken by TRX, effective March 7, 2009, Mr. Austin has voluntarily reduced his current base salary by 4% to $240,000. The initial term of the contract is three years with automatic renewals for additional one-year terms unless either party provides 60 days’ advance notice of nonrenewal. During the initial three-year term of the contract, Mr. Austin will be eligible for a discretionary annual bonus of up to 50% of his base salary, of which $50,000 per year will be guaranteed. In light of current economic conditions, such bonus has not yet been paid to Mr. Austin for 2008. The contract provides that Mr. Austin is entitled to receive four weeks of paid vacation per year, medical and other insurance benefits, and an automobile allowance in the amount of $1,000 per month.

Mr. Austin’s employment contract provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change of Control.”

Former Chief Operating Officer

Effective November 12, 2008, Mr. Victor P. Pynn no longer serves as our Chief Operating Officer.

Mr. Pynn, our former Chief Operating Officer, served pursuant to the terms of an employment contract dated April 5, 2004, as amended April 27, 2005 and December 12, 2008. The term of the amended contract extended until April 5, 2009, although Mr. Pynn’s employment ceased on February 2, 2009. Pursuant to the terms of his employment contract, Mr. Pynn’s most recent annual base salary was $315,000. Mr. Pynn was eligible for a discretionary bonus of up to 50% of his base salary. Mr. Pynn was also eligible for an additional discretionary bonus of up to 50% of his base salary based upon his direct involvement in significant new sales to travel management companies. The 2005 amendment provided an additional bonus of 50% of Mr. Pynn’s base salary if he remained employed with us through April 5, 2007. The employment contract also provided that Mr. Pynn was entitled to receive four weeks of paid vacation per year, medical and other insurance benefits, and an automobile allowance of $1,000 per month.

In connection with Mr. Pynn’s departure from TRX, we entered into a separation agreement with him effective February 13, 2009. Pursuant to the terms of the separation agreement, we will pay Mr. Pynn a severance payment of $56,520, the pro rata portion of his base salary and car allowance from the date of termination to the end of the term of his agreement. Mr. Pynn was eligible to receive an annual discretionary bonus for 2008, but none was paid.

Perquisites and Other Compensation

TRX provides an array of employee benefit plans, policies and arrangements in which all employees participate, including the named executive officers. These benefits include various insurance plans, such as group medical and life insurance plans. In addition, we provide a tax-qualified 401(k) retirement plan in which all employees may save for retirement on a pre-tax basis, and we provide a discretionary matching contribution to encourage that savings. Most of the benefits that we provide in these broad-based plans are not required to be disclosed in the Summary Compensation Table because we provide them to all employees on the same basis, except that any matching contributions paid to our named executive officers under the 401(k) Plan would be reflected in the “All Other Compensation” column of the Summary Company Table. In 2008, there were no matching contributions under the 401(k) Plan.

In addition to the various benefits provided to all employees, certain officers, including our named executive officers, are provided with additional benefits and perquisites that we believe are consistent with our overall compensation policies, are competitive with the market, and in some cases necessary for our executives to properly perform their duties. These items are shown in the “All Other Compensation” column of the Summary Compensation Table and are more fully described below.

Automobile Costs. TRX provides each of our executive officers with a monthly automobile allowance. The executives are responsible for acquiring, maintaining, and insuring their own automobiles, and our allowance is intended to assist them with covering transportation costs associated with their jobs.

Sports Events. TRX routinely purchases season tickets to professional baseball games. Each officer and certain management level employees in our headquarters office are allocated tickets to attend up to four games per season. The officers and management may use the tickets personally or may gift the tickets to other employees.

Contractual Perquisites. Mr. Davis’ employment contract provides that we will reimburse him for his interest payments under a promissory note dated December 30, 2003, as amended on May 9, 2005, in the face amount of $3,652,500 issued by Mr. Davis to Bank of America, N.A. In addition, the contract provides that we will provide tax gross-up payments for any income and employment taxes imputed to him for the reimbursement of the interest payments. In October 2005, the loan was transferred to Wachovia Bank, N.A. During 2008, we paid Mr. Davis an aggregate of $415,687 for reimbursement of interest on the Wachovia note and the related tax gross-up payment. We also provide benefits to Mr. Davis that include reimbursement for his life insurance premiums, net medical reimbursement for out-of-network and plan enrollment cost differences, and payments for certain tax liabilities related to these reimbursements.

Travel. During 2008, we required Mr. Pynn to travel and work in India for approximately six weeks. During this time, Mr. Pynn’s family visited him in India, and we reimbursed him for certain travel and related expenses for the family trip in lieu of Mr. Pynn returning to the United States periodically during his extended work period.

The perquisites and other benefits that we provided to our named executive officers during 2008 are included in the “All Other Compensation” column of the Summary Compensation Table and identified in the footnotes to that table.

Omnibus Incentive Plan

TRX maintains the TRX, Inc. Omnibus Incentive Plan, referred to as the “Omnibus Plan”, which permits grants and awards of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and cash-based awards. To date, our awards under the Omnibus Plan have consisted solely of stock options. Our employees who are in good standing, non-employee directors, consultants, and advisors may receive awards under the Omnibus Plan. Each award is subject to an award agreement prepared by the committee that administers the Omnibus Plan reflecting the terms and conditions of the award. Currently, a subcommittee of our Compensation, Corporate Governance, and Nominating Committee administers the Omnibus Plan. Among other powers and duties, the committee determines the eligible individuals to receive awards and establishes the terms and conditions of all awards. The committee may delegate its authority under the Omnibus Plan, and has delegated to the Chief Executive Officer its authority to grant certain awards to non-officers.

An aggregate of 3,300,000 shares of our common stock is reserved for issuance during the term of the Omnibus Plan. Adjustments may be made to awards or to the number of shares available under the Omnibus Plan in the event of a stock split, stock dividend, reclassification or other recapitalization affecting our common stock.

Incentive stock options are options to purchase our common stock that receive tax benefits if they meet the requirements under Internal Revenue Code Section 422, and nonqualified stock options are options to purchase our common stock that do not meet those requirements. Unless the committee determines otherwise for a nonqualified stock option, the exercise price of each option granted under the Omnibus Plan will be at least 100% of the fair market value of a share of our common stock on the date of grant. Fair market value is defined in the Omnibus Plan as the closing price of a share of our common stock on the business day immediately preceding the date of grant. The option price is payable in cash, by tendering shares of our common stock that have been held for at least six months, by broker-assisted cashless exercise, or by any other method permitted by the committee. Unless the committee specifies otherwise, options become exercisable with respect to 25% of the award on each of the first four anniversaries of the grant date. The committee may specify other conditions, restrictions and contingencies in its discretion. Unless otherwise determined by the committee, all options become immediately vested upon a participant’s death or disability, and upon a change of control. The maximum term of any option is ten years from the date of grant. Unless a shorter period is provided in the award agreement, following a termination of employment or service, exercisable options terminate immediately upon termination of employment for cause or voluntary termination by the option holder, and will remain exercisable (but not beyond the options’ expiration date) for one year, if the termination is due to death or disability; and 30 days (or three months, if after a change of control), if the termination is for any other reason. Options may be amended to extend the exercise period in unusual circumstances.

Pursuant to the April 2007 amendment to Mr. Davis’ employment contract, on January 3, 2008, Mr. Davis was granted options to purchase 450,000 shares of our common stock at an exercise price of $1.25 per share, with the options vesting in increments of one third on each of December 1, 2008, December 1, 2009 and December 1, 2010.

On April 29, 2008, Mr. Hammond and Mr. Cathcart were each granted options to purchase 100,000 shares of our common stock at an exercise price of $1.25 per share, with the options vesting in increments of one quarter per year beginning on the first anniversary of the date of grant.

On December 11, 2008, pursuant to Mr. Hammond’s employment contract, Mr. Hammond was granted options to purchase 100,000 shares of our common stock at an exercise price of $0.51 per share, with the options vesting on December 1, 2009, and on April 11, 2009, Mr. Hammond was granted options to purchase 200,000 shares of our common stock at an exercise price of $0.30 per share, with the options vesting in increments of one half on each of December 1, 2010 and on December 1, 2011.

Executive Annual Incentive Plan

On February 14, 2006, the TRX, Inc. Executive Annual Incentive Plan, referred to as the “Executive Incentive Plan” was adopted, effective as of January 1, 2006, by the outside directors of the Compensation,

Corporate Governance, and Nominating Committee of our Board of Directors. On April 20, 2006, our shareholders approved the Executive Incentive Plan. The purpose of the Executive Incentive Plan is to provide annual cash incentives and to attract and retain qualified executives. The outside directors (as that term is defined in Section 162(m) of the Internal Revenue Code) of the Committee make up the “committee” that administers the Executive Incentive Plan. Our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and any executive vice president are eligible to participate in the Executive Incentive Plan if selected by the committee for the plan year. Within 90 days of the beginning of each plan year, the committee may determine the performance awards (which are intended to be performance-based awards under Section 162(m)) by establishing the target performance awards, generally as a percentage of base compensation, and the performance measures against which the target awards will be measured, which are generally related to the performance of TRX but may also be based on individual performance. As soon as possible after the end of each plan year, the committee will certify whether the performance measures were attained and will award performance awards, if any, subject to final Board approval of the awards recommended by the committee. Performance awards are paid in cash as soon as possible after the committee’s certification. In the event of a change in control, if the performance measures have been attained, a participant will receive an immediate lump sum cash payment of the performance award based on the level of performance measures attained.

On April 29, 2008, the committee established corporate performance measures based on our adjusted revenue, adjusted earnings before all interest expense, taxes, depreciation and amortization (“EBITDA”), share price, revenue from our 2007 acquisition, client revenue concentration, and free cash flow for fiscal year 2008. The Chief Executive Officer was eligible for a performance award from 50% up to 125% of his base salary, depending on the actual performance measures attained by TRX for the fiscal year. Other named executive officers were eligible for performance awards from 25% up to 75% of base salary, depending on the performance measures actually attained by TRX for the fiscal year. However, if the minimum performance measures established by the committee were not met, then no performance awards would be paid under the Executive Incentive Plan for fiscal year 2008. Performance awards may never be increased above the maximum amount established by the committee. All awards recommended by the committee are subject to final Board approval.

Although TRX’s performance under the Executive Incentive Plan with respect to fiscal year 2008 met certain of the performance measures and therefore would have resulted in a performance award for the named executive officers, the Compensation, Corporate Governance, and Nominating Committee determined that no bonuses for fiscal year 2008 would be paid in light of current business conditions.

Retirement Benefits

During 2008, Messrs. Davis, Hammond, Cathcart, Austin, and Pynn participated in the TRX, Inc. 401(k) Plan. Under this plan, our employees may contribute a portion of their compensation on a pre-tax basis, and if they make pre-tax contributions, then we can make a discretionary matching contribution to the plan on their behalf. For 2008, we did not make any matching contributions to the 401(k) Plan for any employees.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at December 31, 2008.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($ )	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Norwood H. (“Trip”) Davis, III	300,000 150,000 150,000	(1)	— — 300,000	(1)	— — —	$ $ $	9.00 6.20 1.25	09/27/2015 11/01/2016 01/03/2018	— —	— —	— —	— —
H. Shane Hammond	15,000 75,000 — —	(2)	— 25,000 100,000 100,000	(2) (3) (4)	— — — —	$ $ $ $	11.03 9.00 1.25 0.51	02/10/2014 09/27/2015 04/29/2018 12/11/2018	— —	— —	— —	— —
David D. Cathcart	22,500 50,000 —	(2) (5)	7,500 50,000 100,000	(2) (5) (3)	— — —	$ $ $	9.00 6.41 1.25	09/27/2015 11/15/2016 04/29/2018	— —	— —	— —	— —
Kevin G. Austin	33,333	(6)	66,667	(6)	—		$6.70	01/11/2017
Victor P. Pynn	15,000 25,000 90,000 —	(2)	— — 30,000 100,000	(2) (3)	— — — —	$ $ $ $	11.03 12.24 9.00 1.25	02/10/2014 04/15/2014 09/27/2015 04/29/2018	— — —	— — —	— — —	— — —

(1)	The options, granted January 3, 2008, become 33% exercisable on each of December 1, 2008, December 1, 2009 and December 1, 2010.
(2)	The options become 25% exercisable on each of the first four anniversaries of the date of grant, September 27, 2005.
(3)	The options become 25% exercisable on each of the first four anniversaries of the date of grant, April 29, 2008.
(4)	The options, granted December 11, 2008, become 100% exercisable on December 1, 2009.
(5)	The options become 25% exercisable on each of the first four anniversaries of the date of grant, November 15, 2006.
(6)	The options become 33% exercisable on each of the first three anniversaries of the date of grant, January 11, 2007.

Potential Payments Upon Termination or Change of Control

This section describes the obligations of TRX to the named executive officers in the event of a change of control of TRX or following termination of their employment, including the change in control provisions of our Omnibus Plan and our Executive Incentive Plan and specific provisions of the employment contract of each named executive officer regarding post-termination payments and benefits.

Omnibus Plan

To date, the only awards outstanding under the Omnibus Plan are stock options. Under the terms of the Omnibus Plan, there is an automatic acceleration of the exercisability of any outstanding stock options in the event of the holder’s death or disability or in the event of a change of control of TRX. A change of control under the Omnibus Plan would occur if, in summary, (i) a person, entity or group becomes the owner of at least 50% of our outstanding stock or voting power, unless the transaction is an acquisition directly from TRX, an acquisition by TRX or any of its affiliates, or an acquisition by any employee benefit plan (or related trust) sponsored or maintained by TRX or any of its affiliates; (ii) during any 12-month period, incumbents no longer constitute a majority of our Board of Directors, unless the new members were approved by the incumbents; (iii) a reorganization, merger or similar transaction occurs and our shareholders do not retain more than 50% of the voting power of the surviving company; or (iv) we sell substantially all of our assets. The Omnibus Plan is more fully described above in the narrative following the Summary Compensation Table.

Executive Annual Incentive Plan

The Executive Incentive Plan provides that upon the occurrence of a change of control of TRX, each participant receives an immediate lump sum cash payment of any outstanding performance award (if any) based on the level of performance measures that have actually been attained as of the date of the change of control. The amount of the performance award must be consistent with the minimum, target or maximum level of performance measures actually achieved. The Executive Incentive Plan contains the same definition of “change of control” as the Omnibus Plan. The Executive Incentive Plan is more fully described above in the narrative following the Summary Compensation Table.

Employment Contracts

Each of the employment contracts with our named executive officers provides various triggers for post-termination payments and/or benefits, including termination of employment due to discharge by TRX without “good cause,” disability, and termination upon a change of control. Each of the agreements provides that the definition of “good cause” includes any act of fraud or dishonesty (whether or not in connection with TRX’s business), competing with the business of TRX either directly or indirectly, breaching any provision of the employment contract, failing to comply with the decisions of TRX, failing to discharge the executive’s duty of loyalty to TRX, and any other matter constituting “cause” under the laws of the State of Georgia.

Messrs. Davis and Cathcart have entered into employment contracts that contain change of control provisions. Those contracts cross reference the definition of “change of control” used in our Omnibus Plan.

Norwood H. (“Trip”) Davis, III

In addition to the benefits described above, Mr. Davis is entitled to additional benefits under his employment contract upon termination of his employment.

Mr. Davis’ contract provides that upon his termination due to discharge by TRX for good cause, we will continue to pay him his base salary and benefits up to the date of termination, but no post-termination payments or benefits will be payable.

The contract provides that if we terminate Mr. Davis without good cause, or if his employment should terminate due to his death or disability, we would provide (i) any earned but unpaid base salary accrued through the date of termination; (ii) reimbursement for COBRA continued health insurance premiums for himself, his spouse and dependents for a period of up to 18 months; and (iii) continuation of Mr. Davis’ settlement amount payments, reimbursement for life insurance premiums and payment for related tax liability, and reimbursement of interest payments under a promissory note and payment for related tax liability for the remainder of the term of the contract. We have also agreed to provide a gross up payment for tax liability for the reimbursement of the loan interest.

Mr. Davis’ agreement provides that, within 60 days following receipt of a notice of a change of control of TRX, Mr. Davis may terminate his employment, provided he gives us at least 60 (but not more than 120) days’ notice of the date of his termination. If he terminates under this provision, we will pay the same amounts as provided upon a termination without good cause.

In addition, any stock options held by Mr. Davis will become immediately exercisable upon his termination of employment for any reason other than for discharge for good cause.

The contract provides that no payments would be made to Mr. Davis for a period of six months following his termination of employment for any reason, as required by Internal Revenue Code Section 409A.

Our employment contract with Mr. Davis includes noncompete, nonsolicitation and confidentiality provisions that restrict him from competing against us, soliciting our customers or employees, or disclosing any of our confidential information for the period of up to two years following the termination of his employment.

H. Shane Hammond

In addition to the benefits described above, Mr. Hammond is entitled to additional benefits under his employment contract upon termination of his employment. This agreement provides that if Mr. Hammond is terminated by TRX for good cause, if his employment terminates due to his death or disability, or if he voluntarily terminates, we will continue to pay him his base salary and provide benefits up to the date of his termination, but he is not entitled to any post-termination payments or benefits. If Mr. Hammond is terminated by us without good cause, we will provide (i) any earned but unpaid base salary accrued through the date of termination plus the base salary due to Mr. Hammond for the remainder of the term, but for not less than 12 months; and (ii) reimbursement for COBRA continued health insurance premiums for himself and his family for the earlier of 12 months or until he has obtained comparable insurance from another employer.

Our employment contract with Mr. Hammond includes noncompete, nonsolicitation and confidentiality provisions that restrict him from competing against us in a certain manner, soliciting our clients or employees, or disclosing any of our confidential information for the period of up to two years following the termination of his employment.

David D. Cathcart

In addition to the benefits described above, Mr. Cathcart is entitled to additional benefits under his employment contract upon termination of his employment. This contract provides that if Mr. Cathcart is terminated by TRX for good cause, if his employment terminates due to his death or disability, or if he voluntarily terminates, we will continue to pay him his base salary and provide benefits up to the date of termination, but he is not entitled to any post-termination payments or benefits. If we terminate Mr. Cathcart without good cause, we will either provide Mr. Cathcart 12 months’ advance notice or pay him 12 months’ base salary, plus reimburse him for COBRA continued health insurance premiums for himself and his family for the earlier of 12 months or until he has obtained comparable insurance from another employer.

Mr. Cathcart’s agreement provides that, within 90 days following a change of control of TRX, Mr. Cathcart may terminate his employment contract, provided he gives TRX at least 30 days’ notice of the date of his termination. If he terminates under this provision, we will pay his base salary and contracted benefits up to the effective date of the termination of his employment contract.

Our employment contract with Mr. Cathcart includes noncompete, nonsolicitation and confidentiality provisions that restrict him from competing against us in a certain manner, soliciting our clients or employees, or disclosing any of our confidential information for the period of up to two years following the termination of his employment.

Kevin G. Austin

In addition to the benefits described above, Mr. Austin is entitled to additional benefits under his employment contract upon termination of his employment. This contract provides that if Mr. Austin is terminated by TRX for good cause, if his employment terminates due to his death or disability, or if he voluntarily terminates, we will continue to pay him his base salary and provide benefits up to the date of termination, but he is not entitled to any post-termination payments or benefits. If we terminate Mr. Austin without good cause or if Mr. Austin terminated his employment for good reason, we will pay his base salary through the remainder of the term of the contract, plus we will pay his annual guaranteed bonus through the initial term of the contract. Good reason is defined in the contract as (i) any failure by us to meet certain of our obligations under the employment agreement, (ii) any material breach by us under the employment contract and certain other agreements between us and Hi-Mark, LLC, (iii) relocation of Mr. Austin more than 75 miles from our then current headquarters, and (iv) upon certain conditions, a significant and material reduction without the consent of Mr. Austin to his position, authority, duties or responsibilities.

Our employment contract with Mr. Austin includes noncompete, nonsolicitation and confidentiality provisions that restrict him from competing against us in a certain manner, soliciting our clients or employees, or disclosing any of our confidential information for the period of up to two years following the termination of his employment.

Victor P. Pynn

In connection with Mr. Pynn’s departure from TRX, we entered into a separation agreement with him effective February 13, 2009. Pursuant to the terms of the separation agreement, we will pay Mr. Pynn a severance payment equal to the pro rata portion of his base salary and car allowance from the date of termination to April 5, 2009, the end of the term of his employment agreement. The severance agreement provides that, in accordance with Section 409A of the Internal Revenue Code, no payments will be made to Mr. Pynn for a period of six months following his termination date of February 2, 2009. Mr. Pynn was eligible to receive an annual discretionary bonus for 2008, but none was paid. As a condition to receiving the severance payment under his agreement, Mr. Pynn signed a release of any claims against TRX. The severance agreement also includes noncompete, nonsolicitation and confidentiality agreements that restrict Mr. Pynn from competing against us in a certain manner, soliciting our clients or employees, or disclosing any of our confidential information for a period of two years following the termination of his employment.

NON-EMPLOYEE DIRECTOR COMPENSATION

We provide certain cash and equity-based compensation for the non-employee members of our Board of Directors. Any member of the Board who is also an employee of TRX does not receive any compensation for Board service. Our Compensation, Corporate Governance, and Nominating Committee reviews our director compensation each year and makes recommendations to the Board for the following service year. The table below and following narrative describe our current non-employee director compensation structure in 2008.

2008 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (3) (4)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Mark R. Bell	$67,500	—	$4,969	—	—	—	$72,469
William A. Clement, Jr. (1)	33,333		3,043				36,376
John F. Davis III	72,500	—	3,356	—	—	—	75,856
Johan G. (“Joop”) Drechsel	50,000	—	5,370	—	—	—	55,370
John A. Fentener van Vlissingen	50,000	—	3,356	—	—	—	53,356
Harry A. Feuerstein (2)	42,500	—	1,678	—	—	—	44,178

(1)	Mr. Clement joined the Board of Directors on May 5, 2008.

(2)	Mr. Feuerstein served as a director until June 24, 2008.
(3)	The aggregate number of option awards outstanding at December 31, 2008 for each of the directors was as follows:

Name	Options
Mark R. Bell	25,000
William A. Clement, Jr.	25,000
John F. Davis III	25,000
Johan G. (“Joop”) Drechsel	40,000
John A. Fentener van Vlissingen	25,000
Harry A. Feuerstein	12,500

(4)	This amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance SFAS 123(R), for awards made under our Omnibus Plan, which include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of this amount are included in Note 2 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Non-employee directors receive a $50,000 annual retainer. The Chairmen of each of our Audit Committee and our Compensation, Corporate Governance, and Nominating Committee receive an additional $10,000 annual retainer. If the Chairman of either Committee changes during the year, the new Chairman will receive an additional $10,000 annual retainer upon acceptance of the appointment, pro rated for the period in which he or she serves. In 2008, we paid an additional fee of $12,500 to each of Mark R. Bell, John F. Davis, III, and Harry A. Feuerstein for their service on a special committee of directors formed to assist us with certain initiatives in 2008. Additionally, in the event the Compensation, Corporate Governance, and Nominating Committee and the Board of Directors approve a new Board member, the new Board member will receive an award of options to purchase 25,000 shares of our common stock upon acceptance of the appointment. We also reimburse our non-employee directors for expenses incurred in connection with attending Board and committee meetings. On April 6, 2009, the Board reduced the cash fees to be paid to each non-employee director by four percent (4%) effective April 1, 2009 until the 2010 Annual Meeting of Shareholders.

Non-employee directors are eligible to participate in the Omnibus Plan at the discretion of the full Board of Directors. If grants are made to the directors, the options are granted at fair market value, as defined in the Omnibus Plan, and are subject to the normal terms and conditions of the Omnibus Plan. No grants of stock options were made to non-employee directors in 2008 except for the option to purchase 25,000 shares granted to Mr. Clement upon his election in May 2008, as described above.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2008 with respect to securities authorized for issuance under the TRX, Inc. Omnibus Incentive Plan, or its predecessor, each of which were approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	2,440,500	$4.98	99,690

Equity compensation plans not approved by shareholders	—	—	—

Total	2,440,500	$4.98	99,690

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Johan G. Drechsel, one of our directors, is Chief Executive Officer of BCD Holdings N.V., a Dutch transportation and financial services company that indirectly owns a majority of our common stock. John A. Fentener van Vlissingen, one of our directors, is Chairman of the Supervisory Board of BCD Holdings, N.V. and beneficial owner of a majority of the common stock of BCD Holdings N.V. BCD Technology, S.A., our majority shareholder, holds of record 50.8% of the voting power of our common stock. BCD Technology, S.A. is an indirect wholly-owned subsidiary of BCD Holdings N.V. and is the beneficial owner of 9,356,212 shares of common stock. This amount includes 53,913 shares held by BCD Travel USA LLC, formerly known as WorldTravel Partners I, LLC (“BCD Travel”), an indirect wholly-owned subsidiary of BCD Holdings N.V.

On January 1, 2006, we entered into an Amended and Restated Master Agreement (which was further amended in March 2008) with WorldTravel Partners I, LLC, now BCD Travel. This Master Agreement was negotiated on an arm’s-length basis and superseded the January 1, 2002 Master Agreement. Under the Master Agreement, we: (i) provided software development services; (ii) processed transactions from locations owned or operated by BCD Travel and from BCD Travel’s global partners, including its Latin American, Canadian and European partners; (iii) provided access to software residing on our hardware for BCD Travel’s use for internal business purposes; and (iv) provided quality assurance services related to online transaction processing for their corporate travel service customers. Additionally, we provided support and maintenance services related to all but the software development services.

The Master Agreement provided that BCD Travel paid us a per-transaction fee as compensation for all services excluding development services. A certain portion of the estimated fees were prepaid on a monthly basis, with a monthly true-up against actual transaction fees. Fees for development services were paid on an installment basis as specified in a delivery order that details the development services to be performed. The fees for development services were potentially subject to penalties and incentives as specified in a particular delivery order. Ownership for any custom software developed as part of the development services was specified in each delivery order. Although the Master Agreement terminated on December 31, 2008, we continue to provide services for BCD Travel, as the parties are currently negotiating a new agreement for services.

In conjunction with the acquisition of certain assets of Hi-Mark, LLC in January 2007, we licensed our technology to perform enhanced data consolidation and reporting services for BCD Travel and to provide access to our software for BCD affiliates’ internal use. BCD Travel paid us access and reporting fees, and we provided maintenance and support related to the services.

Our wholly-owned subsidiary, TRX Europe Ltd., entered into a RESX Distributor Agreement with WorldTravel Holland B.V. Additionally, TRX Europe Ltd. entered into a Service Bureau Agreement with WorldTravel Belgium S.A. These agreements were negotiated on an arm’s-length basis. Pursuant to these agreements, we process transactions from WorldTravel locations in Holland and Belgium, and we provide maintenance and related support services and automated travel information and reservation services. WorldTravel pays us implementation fees and transaction fees. Payments are made in Euros and British Pounds. The RESX Distributor Agreement automatically renewed in April 2008, and will continue to renew for additional one-year periods until terminated. The Service Bureau Agreement terminated in December 2008.

On April 17, 2005, we entered into a Sublease Agreement with WorldTravel Partners I, LLC, now BCD Travel, subleasing 20,164 square feet of our Atlanta office. The sublease ended in October 2008. The total funds received related to the Sublease Agreement in 2008 were $150,227.

During 2008, we received an aggregate of $7.5 million from BCD Holdings N.V. and its affiliates in connection with the arrangements discussed above.

In January 2007, we purchased substantially all of the assets and assumed certain liabilities of Hi-Mark, LLC, a Delaware limited liability company and Atlanta-based provider of data acquisition and business intelligence technologies. Hi-Mark was majority owned by Kevin Austin, our Executive Vice President, Product Architecture. The total consideration for this acquisition was approximately $20.9 million, which consisted of 500,000 shares of our common stock (valued at $3.4 million), $10.4 million of cash on hand, a promissory note in favor of Hi-Mark in the amount of $7.0 million, and approximately $0.1 million of our transaction costs. During 2008, we made principal and interest payments under the note of $2.3 million and $0.3 million, respectively.

The note was amended on November 13, 2008 to reduce our quarterly principal payment by one-half to approximately $0.3 million, adjust the rate of interest from variable at the prime rate to a fixed interest rate of 8.0%, effective October 11, 2008, and extend the quarterly payments of the note through June 2011. In addition, the note amendment provides that the remaining balance under the note becomes immediately due and payable upon a change in control of TRX.

In addition, we may make earnout payments to Hi-Mark of up to $12.0 million dependent on the achievement of defined revenue targets. As of December 31, 2008, we have not made or accrued earnout payments to Hi-Mark because such revenue targets have not been met.

REPORT OF THE AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of our financial reporting and auditing process. The Audit Committee charter sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available on our website at www.trx.com.

Management has primary responsibility for our financial statements and the overall reporting process, including maintaining effective internal control over financial reporting and assessing the effectiveness of our system of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America, and discusses with the Audit Committee any issues they believe should be raised with the Audit Committee. These discussions include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee monitors our processes, relying, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee held five meetings in 2008. Representatives of Deloitte & Touche LLP, our independent registered public accounting firm, attended each meeting of the Audit Committee that involved the discussion of financial statements. The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP our audited financial statements for the year ended December 31, 2008 and discussed Deloitte & Touche LLP’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 114 (which superseded Statement on Auditing Standards No. 61), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other applicable regulations.

The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s independence from our management and has discussed with Deloitte & Touche LLP its independence. The Audit Committee considered whether the services provided by Deloitte & Touche LLP for the year ended December 31, 2008 are compatible with maintaining their independence. The Board of Directors has delegated to the Audit Committee the authority to approve the engagement of our independent registered public accounting firm.

Based upon its review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Audit Committee:

Mark R. Bell (Chairman)

William A. Clement, Jr.

John F. Davis, III

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee of the Board of Directors has not yet appointed our independent registered public accounting firm for the 2009 fiscal year. Deloitte & Touche LLP served as our independent registered public accounting firm for the 2008 fiscal year, and a representative is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions posed by shareholders.

Audit and Non-Audit Fees

The following table shows the fees earned by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates, for the audit and other services provided that related to the fiscal years ended December 31, 2008 and 2007.

	2008	2007
Audit Fees	$390,000	$536,000
Audit-Related Fees	—	63,000
Tax Fees	28,000	—

Total	$418,000	$599,000

Audit Fees. Audit fees for the fiscal years ended December 31, 2008 and 2007 were for professional services rendered for audits of our annual financial statements and review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees. Audit-related fees for the fiscal year ended December 31, 2007 were for professional services rendered in relation to our adoption of Financial Accounting Standards Board Interpretation No. 48.

Tax Fees. Tax fees for the fiscal year ended December 31, 2008 were for professional services rendered for consultation regarding the statutory tax issues in our U.K. and German operations.

The Audit Committee of the Board of Directors has determined that the provision of these services is compatible with the maintenance of the independence of Deloitte & Touche LLP.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. The pre-approval policy is detailed as to the particular service or category of services and is subject to a specific budget. The services include the engagement of the independent registered public accounting firm for audit services, audit-related services, and tax services.

If we need to engage the independent registered public accounting firm for other services, which are not considered subject to the general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the projected fees. If the timing of the project requires an expedited decision, then the Audit committee has delegated to the Chairman of the Committee the authority to pre-approve such engagement, subject to fee limitations. The Chairman must report all such pre-approvals to the entire Audit Committee for ratification at the next Committee meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of holdings and transactions in our stock with the SEC. Based on a review of written representations from our executive officers and directors, we believe that during the fiscal year ended December 31, 2008, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements, except that on behalf of H. Shane Hammond, we inadvertently reported late one grant of options to purchase our common stock made pursuant to our Omnibus Plan on a Form 4.

SHAREHOLDER PROPOSALS

Shareholders’ proposals, other than nominations for the Board of Directors, intended to be presented at the 2010 Annual Meeting of Shareholders must be delivered to our offices at 2970 Clairmont Road NE, Suite 300, Atlanta, GA 30329, addressed to the Secretary, no later than December 24, 2009, in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting pursuant to Rule 14a-8 of the Exchange Act. In accordance with Article II, Section 8 of our bylaws, any proposals presented by a shareholder must satisfy all of the conditions set forth in Rule 14a-8 under the Exchange Act. In accordance with Article II, Section 8(a)(2) of our bylaws, a shareholder who presents a proposal for nominations to the Board of Directors must deliver written notice to the Compensation, Corporate Governance, and Nominating Committee at the address above, addressed to the Secretary, no later than the 90th day (January 24, 2010 for the 2010 Annual Meeting) prior to the first anniversary of the date that our proxy statement was released to our shareholders in connection with the preceding year’s annual meeting of shareholders. Pursuant to Article II, Section 8(a)(3) of our bylaws, a shareholder who presents a proposal for an annual meeting, other than nominations for the Board of Directors, must deliver written notice to us at the address above, addressed to the Secretary, no later than the 120th day (December 24, 2009 for the 2010 Annual Meeting) prior to the first anniversary of the date that our proxy statement was released to our shareholders in connection with the preceding year’s annual meeting of shareholders. The notice must include the information required by Article II, Section 8(b) of the bylaws.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, only one copy of the proxy statement and the annual report is being delivered to multiple shareholders sharing an address. However, this delivery method, called “householding,” is not being used if we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a shareholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written request to Secretary, TRX, Inc., 2970 Clairmont Road NE, Suite 300, Atlanta, Georgia 30329. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of the proxy statement and annual report and who would prefer to receive a single copy of such materials may instruct us accordingly by directing that request to us in the manner provided above.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in our best interest.

By Order of the Board of Directors.

TRIP DAVIS

Co-Founder and Chairman of the Board

Atlanta, Georgia

April 24, 2009

TRX is mailing its 2008 Annual Report on Form 10-K to its shareholders with these proxy materials. The Annual Report on Form 10-K does not form any part of the material for the solicitation of proxies.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Mark R. Bell *	☐	☐	02 - William A. Clement, Jr. *	☐	☐	03 - John F. Davis, III *	☐	☐

	04 - Norwood H. (“Trip”) Davis, III *	☐	☐	05 - Johan G. (“Joop”) Drechsel *	☐	☐	06 - John A. Fentener van Vlissingen *	☐	☐

* Each to serve until the 2010 Annual Meeting of Shareholders and until their successors are elected and qualified.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.                        Signature 1 — Please keep signature within the box.             Signature 2 — Please keep signature within the box.

/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Revocable Proxy — TRX, Inc.

COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Norwood H. (“Trip”) Davis, III and David D. Cathcart, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of TRX, Inc. (the “Company”) which the undersigned is entitled to vote at the 2009 Annual Meeting of Shareholders of the Company, to be held at the offices of McKenna Long & Aldridge LLP, 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308 on Wednesday, May 27, 2009, at 12:00 p.m., local time, and at any and all adjournments thereof (the “Annual Meeting”), as indicated on the reverse side.

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” each of the proposals listed on the reverse side of this proxy card. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to the Secretary of the Company, by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be signed and dated, on the reverse side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Mark R. Bell *	☐	☐	02 - William A. Clement, Jr. *	☐	☐	03 - John F. Davis, III *	☐	☐

	04 - Norwood H. (“Trip”) Davis, III *	☐	☐	05 - Johan G. (“Joop”) Drechsel *	☐	☐	06 - John A. Fentener van Vlissingen *	☐	☐

* Each to serve until the 2010 Annual Meeting of Shareholders and until their successors are elected and qualified.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.                        Signature 1 — Please keep signature within the box.           Signature 2 — Please keep signature within the box.

/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Revocable Proxy — TRX, Inc.

COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Norwood H. (“Trip”) Davis, III and David D. Cathcart, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of TRX, Inc. (the “Company”) which the undersigned is entitled to vote at the 2009 Annual Meeting of Shareholders of the Company, to be held at the offices of McKenna Long & Aldridge LLP, 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308 on Wednesday, May 27, 2009, at 12:00 p.m., local time, and at any and all adjournments thereof (the “Annual Meeting”), as indicated on the reverse side.

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” each of the proposals listed on the reverse side of this proxy card. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to the Secretary of the Company, by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be signed and dated, on the reverse side)